Exhibit 5

ATTORNEYS AT LAW
777 EAST WISCONSIN AVENUE
MILWAUKEE, WISCONSIN 53202-5306
414.271.2400 TEL
414.297.4900 FAX
foley.com

August 5, 2020	CLIENT/MATTER NUMBER
067920-0454

Quad/Graphics, Inc.
N61 W23044 Harry’s Way
Sussex, Wisconsin 53089-3995

Ladies and Gentlemen:

We have acted as counsel for Quad/Graphics, Inc., a Wisconsin corporation (the “Company”), in conjunction with the preparation of a registration statement on Form S-8 (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to 3,000,000 shares of the Company’s class A common stock, par value $0.025 per share (the “Shares”), that may be issued pursuant to the Quad/Graphics, Inc. 2020 Omnibus Incentive Plan (the “Plan”).

In connection with our representation, we have examined originals or copies, certified or otherwise identified to our satisfaction, of: (i) the Plan; (ii) the Registration Statement; (iii) the Amended and Restated Articles of Incorporation and the Amended Bylaws of the Company, each as amended to date and currently in effect; (iv) resolutions of the Board of Directors of the Company relating to the Plan and the issuance of securities thereunder; and (v) such other documents and records as we have deemed necessary to enable us to render this opinion. In all such examinations, we have assumed the genuineness of all signatures, the authenticity of all documents, certificates, and instruments submitted to us as originals and the conformity with the originals of all documents submitted to us as copies. We have, among other things, relied upon certificates of public officials and, as to various factual matters, certificates of officers of the Company.

Based upon and subject to the foregoing, and assuming that (a) the Registration Statement and any amendments thereto (including post-effective amendments) will have become effective and comply with all applicable laws; (b) the Registration Statement will be effective and will comply with all applicable laws at the time the Shares are offered or issued as contemplated by the Registration Statement; and (c) all Shares will be issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement, we are of the opinion that:

1.The Company is a corporation validly existing under the laws of the State of Wisconsin.

Quad/Graphics, Inc.
August 5, 2020

2.The Shares covered by the Registration Statement, when issued and paid for pursuant to the terms and conditions of the Plan, and as contemplated in the Registration Statement, will be validly issued, fully paid and nonassessable.

Jay O. Rothman, who is Chairman and Chief Executive Officer of, and a partner in, Foley & Lardner LLP, is a director of the Company. As of July 31, 2020, Mr. Rothman owned 47,150 shares of the Company’s class A common stock, which included 43,450 shares of such stock attributable to deferred stock units that could be received within 60 days of the date of this letter.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm in the Registration Statement. In giving this consent, we do not admit that we are “experts” within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required by Section 7 of the Securities Act.

Very truly yours,

/s/ Foley & Lardner LLP

FOLEY & LARDNER LLP